Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Steve Brolly Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION
REPORTS FOURTH QUARTER NET INCOME; LOSS FOR YEAR;
DECREASED NONPERFORMING ASSETS, INCREASED CAPITAL RATIOS
AND LIQUIDITY LEVELS
     ATLANTA, GA (January 21, 2010) — Fidelity Southern Corporation (“Fidelity” or “the Company”) (NASDAQ:LION), holding company for Fidelity Bank (the “Bank”), reported net income of $1.9 million for the fourth quarter of 2009 compared to a net loss of $7.6 million for the fourth quarter of 2008 and a net income of $398,000 for the third quarter of 2009. For the year ended December 31, 2009, the net loss was $3.9 million compared to a net loss of $12.2 million for the year ended December 31, 2008. Basic and diluted income per share for the fourth quarter of 2009 were each $.11 compared to a loss per share of $.78 for the fourth quarter of 2008 and a loss per share of $.04 for the third quarter in 2009. Basic and diluted loss per share for the year ended December 31, 2009, were $.71 compared to a loss per share of $1.27 for 2008.

	For the quarter ended
(dollars in thousands)	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009
Net (Loss) Income	$(7,569)	$(3,376)	$(2,805)	$398	$1,928

Taxes	(5,101)	(2,434)	(2,095)	(346)	920
Provision	14,700	9,600	7,200	4,500	7,500

Pre-Tax, Pre-Provision Earnings	2,030	3,790	2,300	4,552	10,348
Less Security Gains	—	—	—	(519)	(4,789)

Core Operating Earnings	$2,030	$3,790	$2,300	$4,033	$5,559

     We show core operating earnings which remove taxes, provisions, and security gains because we believe that helps show a view of more normalized net revenues. The measure allows better comparability with prior periods, as well as with peers in the industry who also provide a similar presentation.
     Chairman James B. Miller, Jr. said, “We believe the recession which began in 2007 will continue through 2010 with a slow improvement going forward. Despite this environment, Palmer Proctor and our team have worked to reposition our Company. We believe interest rates are subject to increase this year. Because of this interest rate risk, we have begun repositioning our investment portfolio resulting in substantial gains in addition to improving core earnings.

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 21, 2010
Our real estate capital exposure continued its rapid decline to 77% at year-end 2009 from 124% at year-end 2008 for construction and to 144% from 172% for all real estate subject to the 100% and 300% regulations, while we are one of the few banks continuing to lend for home construction. The most dramatic change was that mortgage loans originated for single family homes increased to $872 million in 2009 from $20 million in 2008. Transaction deposit accounts (including savings) increased a very substantial 56% in 2009 reflecting the continuing movement of deposits from other area banks. These results are in part because employment following receipt of TARP has increased to 500 year-end 2009 from 373 at year-end 2008 giving us additional reach and strength in all lending areas and in deposit generation. This repositioning, margin improvements, and other significant changes are explained in some detail in this report.”
CAPITAL
     Fidelity reported a total risk based capital ratio for the Bank of 13.44% at December 31, 2009, compared to 12.92% at December 31, 2008. The Leverage Capital ratio at the Bank was 9.24% at December 31, 2009, compared to 9.97% at December 31, 2008. Both ratios exceeded required regulatory minimums for well-capitalized institutions. At December 31, 2009, the total risk based capital ratio increased 25 basis points from September 30, 2009, and the leverage ratio increased 19 basis points from September 30, 2009.
LIQUIDITY
     The Company’s net liquid asset ratio, defined as federal funds sold, investments maturing within 30 days, unpledged securities, available unsecured federal funds lines of credit, FHLB borrowing capacity and available brokered certificates of deposit divided by total assets increased from 13.1% at December 31, 2008, to 18.8% at December 31, 2009.
DEPOSITS
     Total deposits were $1.551 billion at December 31, 2009, compared to $1.444 billion at December 31, 2008. The designed change to the deposit mix and reduction in the interest rate paid on deposit accounts during the period demonstrates the Company’s commitment to improved net interest margin and liquidity.

	December 31,		September 30,		December 31,
	2009		2009		2008
($ in thousands)	$	%	$	%	$	%
Pure deposits	$850.6	54.9%	$822.3	51.2%	$546.8	37.9%
Core deposits	$1,194.3	77.0%	$1,203.8	74.9%	$936.4	64.9%
Time Deposits > $100,000	$257.4	16.6%	$294.7	18.3%	$317.5	22.0%
Brokered deposits	$99.0	6.4%	$109.0	6.8%	$189.8	13.1%
Total deposits	$1,550.7	100.0%	$1,607.5	100.0%	$1,443.7	100.0%
Quarterly rate on deposits	2.01%		2.37%		3.15%

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 21, 2010
     Pure deposits are all transactional and savings deposits (excludes all time deposits) and Core deposits are transactional, savings, and time deposits under $100,000. The Bank has aggressively marketed its non-certificate of deposit products in 2009. As a result, demand, money market and savings accounts increased $303.8 million or 56% compared to December 31, 2008.
ALLOWANCE AND PROVISION
     The provision for loan losses for the fourth quarter of 2009 was $7.5 million compared to $14.7 million for the same period in 2008. In 2008, management increased reserves more than the net charge-offs as the credit crisis was growing. By the fourth quarter of 2009, non-performing assets continued to decrease from the 2008 levels.

(dollars in millions)	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009
Non-performing assets	$115.2	$123.5	$118.1	$106.3	$92.9
     Net charge-offs for the fourth quarter of 2008 were $7.0 million. In the fourth quarter of 2009 charge-offs were $13.0 million which reflected charge-offs of specific reserves previously provided for certain construction loans. The provision for loan losses for the year ended December 31, 2009, was $28.8 million compared to $36.6 million for 2008. For the year ended December 31, 2009, net charge-offs were $32.4 million compared to $19.4 million for 2008. The ratio of net charge-offs to average loans outstanding was 2.44% for the year ended December 31, 2009, compared to 1.36% for 2008. Fidelity reported an allowance for loan losses of $30.1 million or 2.33% of total loans at December 31, 2009, compared to $33.7 million or 2.43% of total loans at December 31, 2008, as a result of a decrease in loan outstandings and improving nonaccrual and nonperforming trends in the indirect portfolio. During the recession of the past two years, the Bank has charged off a total of $51.8 million in loans while at the same time providing a substantial $65.4 million, or 126% of charge-offs, in provision for loan losses.
NONPERFORMING ASSETS
     Nonperforming loans, repossessions and other real estate (“ORE”) totaled $92.9 million at the end of the fourth quarter of 2009, a decrease of $13.4 million from September 30, 2009, and a decrease of $22.3 million from December 31, 2008.
     Nonperforming residential construction and development loans at December 31, 2009, included 150 houses and 538 lots and land totaling approximately $56.0 million. During the fourth quarter, approximately $5.5 million of nonperforming construction loans were paid down by our customers while approximately $4.3 million in construction loans were moved to nonperforming.
     During the fourth quarter, $4.5 million of ORE assets were sold while $5.0 million were added to ORE. ORE consists of 39 houses, representing 28% of the total ORE balance, 282 lots and four commercial properties. ORE remained relatively unchanged at $21.8 million at December 31, 2009, compared to $21.2 million at September 30, 2009. It was $15.1 million at December 31, 2008.

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 21, 2010
REAL ESTATE
     New residential construction loan advances made during the quarter totaled $5.1 million, while the payoffs of construction loans totaled $24.0 million. Residential construction and A&D loans totaled $156.7 million at December 31, 2009, which was down 12.6% from $179.2 million at September 30, 2009. There were 375 houses and 1,617 lots financed at December 31, 2009, compared to 523 houses and 1,939 lots at December 31, 2008.
     Total residential and commercial construction and land loans decreased to $154.8 million or 12.0% of loans from $187.2 million or 14.2% of loans at September 30, 2009, and $245.2 million or 17.7% of loans at December 31, 2008, and as a percentage of capital decreased from 94% at September 30, 2009, to 77% at December 31, 2009. The regulatory guideline is a maximum of 100%.
     All real estate loans, excluding owner-occupied properties, as a percentage of capital decreased to 144% at December 31, 2009, from 147% at September 30, 2009. The regulatory guideline is a maximum of 300%.

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 21, 2010
NET INTEREST INCOME
     Net interest income for the fourth quarter increased $4.0 million or 37.7% when compared to the same period in 2008, and increased $928,000 or 6.7% compared to third quarter of 2009. Net interest margin increased 69 basis points to 3.31% in the fourth quarter of 2009 compared to 2.62% in the fourth quarter of 2008 and 3.10% in the third quarter of 2009. In addition, average total interest earning assets increased $136.9 million or 8.3% for the quarter, ended December 31, 2009, compared to the same quarter in 2008. Net interest income for the year ended December 31, 2009, increased $5.2 million or 11.1% over the same period in 2008. The net interest margin increased 11 basis points to 2.95% for the year ended December 31, 2009, compared to 2.84% for the same period in 2008. The increase in net interest income for the quarter and year to date is a result of a greater reduction in the cost of funds than the decrease in the yield on earning assets and the increase in earning assets.
INTEREST INCOME
     Total interest income for the fourth quarter of 2009 increased $140,000 or .6% compared to the same period in 2008. The decrease of 45 basis points in the yield on average interest-earning assets was more than offset by growth in average interest-earning assets for the fourth quarter 2009, which increased $136.9 million or 8.3%. Total interest income for the year ended December 31, 2009, decreased $6.5 million or 6.2% compared to the same period in 2008. The decrease in interest income in 2009 was the result of a decrease of 77 basis points in the yield on average interest-earning assets offset in part by the growth in average interest-earning assets in 2009, which increased $110.9 million or 6.7%. The decrease in yield was primarily the result of the lower prime lending rate in 2009 compared to 2008.

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 21, 2010
INTEREST EXPENSE
     Interest expense for the fourth quarter of 2009 decreased $3.9 million or 28.5% compared to the same period in 2008. The decrease in interest expense was attributable to a 117 basis point decrease in the cost of interest-bearing liabilities somewhat offset by an increase in average interest-bearing liabilities of $79.1 million or 5.3%. For the year ended December 31, 2009, interest expense decreased $11.6 million or 20.2% compared to the same period in 2008. The decrease in interest expense was attributable to a 92 basis point decrease in the cost of interest-bearing liabilities somewhat offset by an increase in average interest-bearing liabilities of $71.6 million or 4.8%. In addition to the general decrease in general deposit rates, the Bank’s shift in deposit mix toward core demand and savings accounts contributed to the reduction in the cost of funds. During 2009, high cost time deposits matured and the replacement cost was significantly lower. In addition, with the additional retail deposits and increasing liquidity during 2009 compared to 2008, management was able to reduce high cost brokered deposits by $91 million or 48%. The reduction in brokered deposits is expected to continue in 2010.
NONINTEREST INCOME
     Noninterest income increased $8.4 million and $16.3 million or 225.7% and 92.7% to $12.2 million and $34.0 million for the fourth quarter and year ended December 31, 2009, respectively, compared to the same periods in 2008. This increase in noninterest income was a result of higher mortgage banking activities due to the expansion of the mortgage division in 2009 and higher investment securities gains. Revenue from mortgage banking activities increased to $3.6 million and $15.0 million for the fourth quarter and year ended December 31, 2009, respectively, compared to $95,000 and $340,000 for the same periods in 2008. Mortgage production increased from $20 million in 2008 to $872 million in 2009. Securities gains increased to $4.8 million and $5.3 million for the fourth quarter and year ended December 31, 2009, respectively. The gains are a result of the Bank repositioning the investment portfolio as part of the interest rate, cash flow, and capital risk rating strategies. The increase for the year ended December 31, 2009, was partially offset by lower Indirect lending income, which decreased $998,000 or 19.1% to $4.2 million and lower other income. Indirect lending revenues were hindered by the lack of liquidity in the financial markets resulting in fewer sales which resulted in lower gains on sales. Secondary markets in the last several months, however, have begun to show increased buyer interest and better premiums.
NONINTEREST EXPENSE
     Noninterest expense for the fourth quarter increased $4.2 million or 33.5% to $16.6 million compared to the same period in 2008. The increase is a result of higher salaries and employee benefits of $2.3 million or 37.3% to $8.3 million as the Bank increased the number of employees as a result of the expansion of the mortgage division and an increase in lenders in the SBA, Commercial, Private Banking and Indirect Auto Lending divisions. Additionally, the increase was due to higher other operating expense, which increased $827,000 or 33.8% to $3.3 million due primarily to higher foreclosure expense. Noninterest expense for the year ended December 31, 2009, increased $15.7 million or 32.2% to $64.6 million compared to 2008. The increase is a result of higher salaries and employee benefits due to an increase in headcount which increased $7.4 million or 28.8% to $33.3 million, and higher operating expenses, which

Fidelity Southern Corporation
Fourth Quarter Earnings Release
January 21, 2010
increased $4.1 million or 52.9% to $11.9 million due primarily to higher ORE related expenses and foreclosure expenses. FDIC insurance premiums increased $2.6 million or 257.7% compared to 2008 as a result of the FDIC special assessment and deposit growth. Also, during 2008 the Company reversed a Visa litigation accrual of $415,000 which did not reoccur in 2009.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA and mortgage loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.
     This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 3 of Fidelity Southern Corporation’s 2008 Annual Report filed on Form 10-K with the Securities and Exchange Commission.
-end-

FIDELITY SOUTHERN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	QUARTER ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	2009	2008	2009	2008

INTEREST INCOME
LOANS, INCLUDING FEES	$21,797	$22,468	$86,909	$96,398
INVESTMENT SECURITIES	2,615	1,835	10,511	7,441
FEDERAL FUNDS SOLD AND BANK DEPOSITS	57	26	163	215

TOTAL INTEREST INCOME	24,469	24,329	97,583	104,054

INTEREST EXPENSE
DEPOSITS	7,973	11,518	38,621	48,722
SHORT-TERM BORROWINGS	195	385	617	2,065
SUBORDINATED DEBT	1,123	1,307	4,650	5,284
OTHER LONG-TERM DEBT	449	419	2,121	1,565

TOTAL INTEREST EXPENSE	9,740	13,629	46,009	57,636

NET INTEREST INCOME	14,729	10,700	51,574	46,418

PROVISION FOR LOAN LOSSES	7,500	14,700	28,800	36,550

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,229	(4,000)	22,774	9,868

NONINTEREST INCOME
SERVICE CHARGES ON DEPOSIT ACCOUNTS	1,149	1,168	4,413	4,757
OTHER FEES AND CHARGES	519	470	2,005	1,944
MORTGAGE BANKING ACTIVITIES	3,623	95	14,961	340
INDIRECT LENDING ACTIVITIES	992	1,040	4,229	5,227
SBA LENDING ACTIVITIES	515	86	1,099	1,250
SECURITIES GAINS	4,789	—	5,308	1,306
BANK OWNED LIFE INSURANCE	332	374	1,280	1,278
OTHER OPERATING INCOME	271	510	683	1,534

TOTAL NONINTEREST INCOME	12,190	3,743	33,978	17,636

NONINTEREST EXPENSE
SALARIES AND EMPLOYEE BENEFITS	8,292	6,040	33,261	25,827
FURNITURE AND EQUIPMENT	666	672	2,721	2,949
NET OCCUPANCY	1,125	1,071	4,421	4,137
COMMUNICATION EXPENSES	422	401	1,617	1,654
PROFESSIONAL AND OTHER SERVICES	1,288	1,031	4,916	3,823
ADVERTISING AND PROMOTION	150	236	738	645
STATIONERY, PRINTING AND SUPPLIES	169	137	624	647
INSURANCE EXPENSES	276	79	688	344
FDIC INSURANCE EXPENSE	910	300	3,666	1,025
OTHER OPERATING EXPENSES	3,273	2,446	11,910	7,788

TOTAL NONINTEREST EXPENSE	16,571	12,413	64,562	48,839

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	2,848	(12,670)	(7,810)	(21,335)
INCOME TAX EXPENSE (BENEFIT)	920	(5,101)	(3,955)	(9,099)

NET INCOME (LOSS)	1,928	(7,569)	(3,855)	(12,236)
PREFERRED STOCK DIVIDENDS	(824)	(106)	(3,293)	(106)

NET INCOME (LOSS) AVAILABLE TO COMMON EQUITY	$1,104	$(7,675)	$(7,148)	$(12,342)

EARNINGS (LOSS) PER SHARE:
BASIC EARNINGS (LOSS) PER SHARE	$0.11	$(0.78)	$(0.71)	$(1.27)

DILUTED EARNINGS (LOSS) PER SHARE	$0.11	$(0.78)	$(0.71)	$(1.27)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-BASIC	10,058,061	9,799,336	10,002,610	9,717,238

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-FULLY DILUTED	10,212,455	9,799,336	10,002,610	9,717,238

FIDELITY SOUTHERN CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(DOLLARS IN THOUSANDS)	DECEMBER 31,	DECEMBER 31,
	2009	2008

ASSETS
CASH AND DUE FROM BANKS	$170,692	$68,841
FEDERAL FUNDS SOLD	428	23,184

CASH AND CASH EQUIVALENTS	171,120	92,025
INVESTMENTS AVAILABLE-FOR-SALE	136,917	128,749
INVESTMENTS HELD-TO-MATURITY	19,326	24,793
INVESTMENT IN FHLB STOCK	6,767	5,282
LOANS HELD-FOR-SALE	131,231	55,840
LOANS	1,289,859	1,388,022
ALLOWANCE FOR LOAN LOSSES	(30,072)	(33,691)

LOANS, NET	1,259,787	1,354,331
PREMISES AND EQUIPMENT, NET	18,092	19,311
OTHER REAL ESTATE	21,780	15,063
ACCRUED INTEREST RECEIVABLE	7,832	8,092
BANK OWNED LIFE INSURANCE	29,058	27,868
OTHER ASSETS	49,610	31,759

TOTAL ASSETS	$1,851,520	$1,763,113

LIABILITIES

DEPOSITS:
NONINTEREST-BEARING DEMAND	$157,511	$138,634
INTEREST-BEARING DEMAND/ MONEY MARKET	252,493	208,723
SAVINGS	440,596	199,465
TIME DEPOSITS, $100,000 AND OVER	257,450	317,540
OTHER TIME DEPOSITS	442,675	579,320

TOTAL DEPOSIT LIABILITIES	1,550,725	1,443,682

SHORT-TERM BORROWINGS	41,870	55,017
SUBORDINATED DEBT	67,527	67,527
OTHER LONG-TERM DEBT	50,000	47,500
ACCRUED INTEREST PAYABLE	4,504	7,038
OTHER LIABILITIES	7,209	5,745

TOTAL LIABILITIES	1,721,835	1,626,509

SHAREHOLDERS’ EQUITY

PREFERRED STOCK	44,696	43,813
COMMON STOCK	53,314	51,886
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME	(64)	1,333
RETAINED EARNINGS	31,739	39,572

TOTAL SHAREHOLDERS’ EQUITY	129,685	136,604

TOTAL LIABILITIES AND SHARE-HOLDERS’ EQUITY	$1,851,520	$1,763,113

BOOK VALUE PER SHARE	$8.44	$9.42

SHARES OF COMMON STOCK OUTSTANDING	10,064,502	9,854,572

FIDELITY SOUTHERN CORPORATION
LOANS, BY CATEGORY
(UNAUDITED)

	DECEMBER 31,
(DOLLARS IN THOUSANDS)	2009	2008	PERCENT CHANGE

COMMERCIAL, FINANCIAL AND AGRICULTURAL	$113,604	$137,988	(17.67)%
TAX-EXEMPT COMMERCIAL	5,350	7,508	(28.74)%
REAL ESTATE MORTGAGE — COMMERCIAL	287,354	202,516	41.89%

TOTAL COMMERCIAL	406,308	348,012	16.75%
REAL ESTATE-CONSTRUCTION	154,785	245,153	(36.86)%
REAL ESTATE-MORTGAGE	130,984	115,527	13.38%
CONSUMER INSTALLMENT	597,782	679,330	(12.00)%

LOANS	1,289,859	1,388,022	(7.07)%
LOANS HELD-FOR-SALE:
ORIGINATED RESIDENTIAL MORTGAGE LOANS	80,869	967	8,262.87%
SBA LOANS	20,362	39,873	(48.93)%
INDIRECT AUTO LOANS	30,000	15,000	100.00%

TOTAL LOANS HELD-FOR-SALE	131,231	55,840	135.01%

TOTAL LOANS	$1,421,090	$1,443,862

FIDELITY SOUTHERN CORPORATION
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	YEAR ENDED
	DECEMBER 31,
(DOLLARS IN THOUSANDS)	2009	2008

BALANCE AT BEGINNING OF PERIOD	$33,691	$16,557
CHARGE-OFFS:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	315	99
SBA	730	220
REAL ESTATE-CONSTRUCTION	20,217	9,083
REAL ESTATE-MORTGAGE	416	332
CONSUMER INSTALLMENT	11,622	10,841

TOTAL CHARGE-OFFS	33,300	20,575
RECOVERIES:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	9	5
SBA	31	215
REAL ESTATE-CONSTRUCTION	76	43
REAL ESTATE-MORTGAGE	20	14
CONSUMER INSTALLMENT	745	882

TOTAL RECOVERIES	881	1,159

NET CHARGE-OFFS	32,419	19,416
PROVISION FOR LOAN LOSSES	28,800	36,550

BALANCE AT END OF PERIOD	$30,072	$33,691

RATIO OF NET CHARGE-OFFS DURING PERIOD TO AVERAGE LOANS OUTSTANDING, NET	2.44%	1.36%
ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS	2.33%	2.43%
NONPERFORMING ASSETS
(UNAUDITED)

	DECEMBER 31,		SEPTEMBER 30,
(DOLLARS IN THOUSANDS)	2009	2008	2009

NONACCRUAL LOANS	$69,743	$98,151	$83,494
REPOSSESSIONS	1,393	2,016	1,562
OTHER REAL ESTATE	21,780	15,063	21,239

TOTAL NONPERFORMING ASSETS	$92,916	$115,230	$106,295

LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING	$—	$—	$—

RATIO OF LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING TO TOTAL LOANS	—%	—%	—%

RATIO OF NONPERFORMING ASSETS TO TOTAL LOANS, OREO AND REPOSSESSIONS	6.43%	7.89%	7.27%

FIDELITY SOUTHERN CORPORATION
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	YEAR ENDED
	December 31, 2009			December 31, 2008
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate

Assets
Interest-earning assets :
Loans, net of unearned income
Taxable	$1,444,423	$86,643	6.00%	$1,472,573	$96,009	6.52%
Tax-exempt (1)	6,817	395	5.93%	8,493	581	6.97%

Total loans	1,451,240	87,038	6.00%	1,481,066	96,590	6.52%

Investment securities
Taxable	227,731	9,901	4.35%	139,391	6,867	4.93%
Tax-exempt (2)	14,760	898	6.09%	13,975	833	5.96%

Total investment securities	242,491	10,799	4.47%	153,366	7,700	5.05%

Interest-bearing deposits	55,149	139	0.25%	2,630	36	1.38%
Federal funds sold	11,013	24	0.22%	11,960	179	1.49%

Total interest-earning assets	1,759,893	98,000	5.57%	1,649,022	104,505	6.34%

Cash and due from banks	25,900			22,239
Allowance for loan losses	(33,632)			(22,610)
Premises and equipment, net	18,725			19,537
Other real estate	21,527			12,624
Other assets	66,461			57,682

Total assets	$1,858,874			$1,738,494

Liabilities and shareholders’ equity
Interest-bearing liabilities :
Demand deposits	$236,819	$2,794	1.18%	$271,429	$6,226	2.29%
Savings deposits	333,865	6,963	2.09%	209,301	6,043	2.89%
Time deposits	829,229	28,864	3.48%	836,049	36,453	4.36%

Total interest-bearing deposits	1,399,913	38,621	2.76%	1,316,779	48,722	3.70%

Federal funds purchased	—	—	—	9,001	265	2.94%
Securities sold under agreements to repurchase	29,237	390	1.33%	34,924	921	2.64%
Other short-term borrowings	6,407	227	3.54%	25,393	879	3.46%
Subordinated debt	67,527	4,650	6.89%	67,527	5,284	7.83%
Long-term debt	66,096	2,121	3.21%	43,948	1,565	3.56%

Total interest-bearing liabilities	1,569,180	46,009	2.93%	1,497,572	57,636	3.85%

Noninterest-bearing :
Demand deposits	142,656			128,706
Other liabilities	14,425			13,755
Shareholders’ equity	132,613			98,461

Total liabilities and shareholders’ equity	$1,858,874			$1,738,494

Net interest income / spread		$51,991	2.64%		$46,869	2.49%

Net interest margin			2.95%			2.84%

(1)	Interest income includes the effect of taxable-equivalent adjustment for 2009 and 2008 of $129,000 and $192,000 respectively.

(2)	Interest income includes the effect of taxable-equivalent adjustment for 2009 and 2008 of $288,000 and $259,000, respectively.

FIDELITY SOUTHERN CORPORATION
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	QUARTER ENDED
	December 31, 2009			December 31, 2008
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate

Assets
Interest-earning assets :
Loans, net of unearned income
Taxable	$1,426,348	$21,736	6.05%	$1,452,376	$22,383	6.13%
Tax-exempt (1)	5,897	90	6.26%	7,631	128	6.73%

Total loans	1,432,245	21,826	6.05%	1,460,007	22,511	6.13%

Investment securities
Taxable	237,112	2,491	4.20%	142,913	1,679	4.70%
Tax-exempt (2)	11,941	185	6.18%	15,209	227	5.97%

Total investment securities	249,053	2,676	4.31%	158,122	1,906	4.85%

Interest-bearing deposits	89,777	54	0.24%	5,003	5	0.41%
Federal funds sold	5,863	3	0.22%	16,955	21	0.49%

Total interest-earning assets	1,776,938	24,559	5.48%	1,640,087	24,443	5.93%

Cash and due from banks	24,384			22,239
Allowance for loan losses	(31,844)			(27,105)
Premises and equipment, net	18,285			19,752
Other real estate	21,245			16,933
Other assets	68,162			57,971

Total assets	$1,877,170			$1,729,877

Liabilities and shareholders’ equity
Interest-bearing liabilities :
Demand deposits	$252,732	$606	0.95%	$219,288	$945	1.71%
Savings deposits	426,124	1,783	1.66%	199,964	1,338	2.66%
Time deposits	733,904	5,584	3.02%	905,505	9,235	4.06%

Total interest-bearing deposits	1,412,760	7,973	2.24%	1,324,757	11,518	3.46%

Federal funds purchased	—	—	—	250	1	2.16%
Securities sold under agreements to repurchase	15,188	18	0.46%	43,716	296	2.69%
Other short-term borrowings	17,989	177	3.91%	10,098	88	3.46%
Subordinated debt	67,527	1,123	6.60%	67,527	1,307	7.70%
Long-term debt	59,511	449	2.99%	47,500	419	3.52%

Total interest-bearing liabilities	1,572,975	9,740	2.46%	1,493,848	13,629	3.63%

Noninterest-bearing :
Demand deposits	158,581			127,220
Other liabilities	14,032			10,452
Shareholders’ equity	131,582			98,357

Total liabilities and shareholders’ equity	$1,877,170			$1,729,877

Net interest income / spread		$14,819	3.02%		$10,814	2.30%

Net interest margin			3.31%			2.62%

(1)	Interest income includes the effect of taxable-equivalent adjustment for 2009 and 2008 of $29,000 and $43,000 respectively.

(2)	Interest income includes the effect of taxable-equivalent adjustment for 2009 and 2008 of $61,000 and $71,000.